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                                                                    EXHIBIT 99.1


                            (BACK YARD BURGERS LOGO)



Contact:     Michael G. Webb
             Chief Financial Officer
             (901) 367-0888 Ext. 1226


                BACK YARD BURGERS ACKNOWLEDGES RECEIPT OF LETTER
                           FROM CHEROKEE ADVISORS, LLC

MEMPHIS, TENNESSEE (JUNE 9, 2006) -- Back Yard Burgers, Inc. (NASDAQ: BYBI) today confirmed that the Board of Directors of Back Yard Burgers received a letter from Cherokee Advisors, LLC dated April 28, 2006, expressing an interest in acquiring Back Yard Burgers. Based on the Board's evaluation of the proposal, on May 18, 2006, the Board determined that pursuing the proposal was not in the best interests of Back Yard Burgers or its stockholders. The Board's determination was based, in part, on Cherokee Advisors' failure to substantiate in a form acceptable to the Board that Cherokee Advisors had sufficient capital and funding necessary to perform its obligations under a merger agreement and fund the proposed transaction. The Board also based its decision on Cherokee Advisors' failure over a period of many weeks to execute a customary confidentiality agreement, which the Board required as a condition to the negotiation of a merger agreement.

         "In reviewing Cherokee's letter of April 28, 2006, the Board was concerned that the timing of Cherokee's proposal could disrupt the Board's plans to retain a new CEO," said Back Yard Burgers Chairman Lattimore M. Michael. "Our initial concerns about the timing of Cherokee's proposal are heightened by the proximity of Cherokee's SEC filing on June 5, 2006, to our annual franchisee meeting next week," Mr. Michael continued.

         The Board of Directors will continue to review any proposals from Cherokee Advisors in accordance with its fiduciary duties.

         Back Yard Burgers operates and franchises quick-service restaurants in 20 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.

                                      -END-


          1657 North Shelby Oaks Drive, Suite 105 | Memphis, TN 38134 |
                    Phone 901 367 0888 | Fax 901 367 0999
                  www.backyardburgers.com | NASDAQ Symbol BYBI